Exhibit 10.4

RESTRICTED STOCK UNIT AWARD CERTIFICATE

Non-transferable

GRANT TO

(the “Grantee”)

by ScanSource, Inc. (the “Company”) of

the right to acquire shares of its common stock, no par value (the “Shares”)

pursuant to and subject to the provisions of the ScanSource, Inc. Amended and Restated 2002 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth in this Award Certificate (the “Award Certificate”). This Award Certificate describes terms and conditions of the Restricted Stock Unit Award (or the “Award”) granted herein and constitutes an agreement between the Grantee and the Company.

Unless vesting is accelerated in accordance with the Plan or the Award Certificate, the vesting restrictions imposed under Section 2 of the Award Certificate will expire with respect to the Award and the Shares subject to the Award ratably in three annual installments, commencing as of the first anniversary of the Grant Date (as defined below), provided that the Grantee has been continuously employed by the Company from the Grant Date until each respective anniversary date of the Grant Date.

IN WITNESS WHEREOF, ScanSource, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

SCANSOURCE, INC.

By:	Grant Date: (the “Grant Date”):

Updated 12/10

AWARD CERTIFICATE TERMS AND CONDITIONS

1. Grant of Award. The Company hereby grants to the Grantee, subject to the restrictions and the other terms and conditions set forth in the Plan and in this Award Certificate, a Restricted Stock Unit Award (or the “Award”) for the number of Shares indicated on Page 1 hereof. For the purposes herein, the Shares subject to the Award are units that will be reflected in a book account maintained by the Company and that will be settled in shares of Stock if and only to the extent permitted under the Plan and this Award Certificate. Prior to issuance of any Shares upon vesting of the Award, the Award shall represent an unsecured obligation of the Company, payable (if at all) only from the Company’s general assets. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Restrictions. The Award and the underlying Shares are subject to the following restrictions. No right or interest of the Grantee in the Award, to the extent restricted, may be pledged, encumbered or hypothecated to or in favor of any party other than the Company or an Affiliate or shall be subject to any lien, obligation or liability of the Grantee to any other party other than the Company or an Affiliate. Except as otherwise provided in the Plan, the Award to the extent restricted, shall not be assignable or transferable by the Grantee other than by will or the laws of descent and distribution. Prior to vesting, the Shares subject to the Award may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If the Grantee’s employment with the Company terminates for any reason other than as set forth in paragraphs (b), (c) and (d) of Section 3 hereof, then the Grantee shall forfeit all of the Grantee’s right, title and interest in and to the Award and the Shares to the extent the Award (and corresponding Shares) were not vested as of the date the Grantee’s Continuous Status as a Participant terminates. The restrictions imposed under this section shall apply to all Shares or other securities issued with respect to Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.

3. Expiration and Termination of Restrictions. The restrictions imposed under Section 2 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a) With respect to such ratable portion of the Shares as is specified on page 1 hereof, on each of the first three anniversary dates of the Grant Date, as specified on page 1 hereof, provided the Grantee is still employed by the Company on each respective anniversary of the Grant Date and has been employed since the Grant Date; or

(b) as to all of the Shares, upon the termination of the Grantee’s employment due to death, Disability or a separation from service (as defined under Code Section 409A) due to Retirement; or

(c) as to all of the Shares, upon the Grantee’s termination of employment by the Company without Cause or by the Grantee for Good Reason if such termination occurs within twelve (12) months after the effective date of a Change in Control.

4. Settlement of Award; Delivery of Shares. No certificate or certificates for the Shares shall be issued at the time of grant of the Award. A certificate or certificates for the Shares underlying the Award (or, in the case of uncertificated Shares, other written evidence of ownership in accordance with applicable laws) shall be issued in the name of the Grantee (or his beneficiary) only in the event, and to the extent, that the Award has vested. Notwithstanding the foregoing, the following provisions shall apply: (a) except as provided under Section 4(b) herein or to the extent otherwise required or permitted under Code Section 409A, any Shares or other benefits payable pursuant to the Award shall, upon vesting of the Award, be distributed to the Grantee (or his beneficiary) no later than the later of (i) the 15th day of the third month following the end of the Grantee’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (ii) the 15th day of the third month following the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture; (b) in the event that the Grantee is subject to taxation under Code Section 409A and the Restriction Period ends (and the Award vests) due to a separation from service (as defined under Code Section 409A) upon Retirement, then the Shares shall be delivered to the Grantee (or his beneficiary) within ninety (90) calendar days after the end of the Restriction Period (provided that if such ninety (90)-day period begins in one calendar year and ends in another, the Grantee (or his beneficiaries) shall not have the right to designate the calendar year of payment), and, provided, further, if the Grantee is or may be a “specified employee” (as defined under Code Section 409A), and the distribution is due to separation from service, then such distribution shall be subject to delay as provided in Section 16.16(c) of the Plan (or any successor provision thereto); and (c) delivery of the Shares may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the 1933 Act, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

5. Voting and Dividend Rights. The Grantee shall not be deemed to be the holder of any Shares subject to the Award and shall not have any dividend rights, voting rights or other rights as a shareholder unless and until (and only to the extent that) the Award has vested and certificates for such Shares have been issued to him (or, in the case of uncertificated shares, other written evidence of ownership in accordance with applicable laws shall have been provided).

6. No Right of Continued Employment. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate the Grantee’s employment or service at any time, nor confer upon the Grantee any right to continue in the employ or service of the Company or any Affiliate.

7. Payment of Taxes. The Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in the Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state, local and foreign taxes (including FICA taxes) required by law to be withheld with respect to such amount. The withholding requirement may be satisfied, in whole or in part, at the election of the Company, by withholding from this award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Award Certificate will be conditional on such payment or arrangements, and the Company, or, where applicable, its Affiliates, will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee. The Grantee acknowledges that the Company has made no warranties or representations to the Grantee with respect to the legal, tax or investment consequences (including but not limited to income tax consequences) related to the grant of the Award or receipt or disposition of the Shares (or any other benefit), and the Grantee is in no manner relying on the Company or its representatives for legal, tax or investment advice related to the Award or the Shares. The Grantee acknowledges that there may be adverse tax consequences upon the grant of the Award and/or the acquisition or disposition of the Shares (or other benefit) subject to the Award and that the Grantee has been advised that he should consult with his or her own attorney, accountant and/or tax advisor regarding the transactions contemplated by the Award and this Award Certificate. The Grantee also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Grantee.

8. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative (unless the Committee determines otherwise).

9. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

10. Severability. If any one or more of the provisions contained in this Award Certificate is invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

11. Notice. Notices and communications under this Award Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to ScanSource, Inc., 6 Logue Court, Greenville, South Carolina 29615, Attn: Secretary, or any other address designated by the Company in a written notice to the Grantee. Notices to the Grantee will be directed to the address of the Grantee then currently on file with the Company, or at any other address given by the Grantee in a written notice to the Company.

12. Beneficiary Designation. The Grantee may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Grantee hereunder and to receive any distribution with respect to the Award upon the Grantee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Award Certificate and the Plan and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Grantee, the Grantee’s rights with respect to the Award may be exercised by the legal representative of the Grantee’s estate, and payment shall be made to the Grantee’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by the Grantee at any time provided the change or revocation is filed with the Company.